Exhibit 99.10
THIRD AMENDMENT TO LEASE

This is a Third Amendment to Lease (this “Third Amendment”) dated as of January 10, 2022 by and between ABP Borrower Inc., a Maryland corporation (“Landlord”) and Five Star Senior Living Inc., a Maryland corporation (“Tenant”).

WHEREAS, 400 Centre Street LLC, a Massachusetts limited liability company (“Original Lessor”) and Five Star Quality Care, Inc., a Maryland corporation (“Original Lessee”) entered into a lease dated as of May 12, 2011 with respect to the entire building and improvements located at 400 Centre Street, Newton, Massachusetts, excluding the so-called Plaza building within the Premises demised therein (the “Original Lease”);

WHEREAS, Original Lessor and Original Lessee entered into that certain First Amendment to Lease dated as of December 23, 2014 to include the so-called Plaza building within the Premises demised by the Original Lease (the Original Lease, as so amended, the “Lease”);

WHEREAS, Landlord succeeded to the interest of Original Lessor under the Revised Lease, and Tenant has succeeded to the interest of Original Lessee under the Revised Lease, and together they entered into a Second Amendment to Lease (“Second Amendment”) dated as of February 24, 2021 (as so amended, the “Lease”); and

WHEREAS, Landlord and Tenant wish to reduce the premises demised by the Lease.

NOW, THEREFORE, in consideration of the foregoing, Landlord and Tenant agree as follows:

1.Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

2.Annual Fixed Rent. Commencing as of July 1, 2022 Annual Fixed Rent shall be as follows:

July 1, 2022 – June 30, 2023	$770,146.00
July 1, 2023 – June 30, 2024	$799,767.00
July 1, 2024 – June 30, 2025	$829,388.00
July 1, 2025 – June 30, 2026	$859,009.00
July 1, 2026 – June 30, 2027	$888,630.00
July 1, 2027 – June 30, 2028	$918,251.00
July 1, 2028 – June 30, 2029	$947,872.00
July 1, 2029 – June 30, 2030	$977,493.00
July 1, 2030 – December 31, 2031	$1,007,114.00 (per annum)

3.Premises. Commencing as of July 1, 2022, the Premises shall be comprised of the entire rentable areas of the second and third floors of the Building.

4.Landlord Improvements. Landlord shall perform the alterations and improvements described on Exhibit 1 attached hereto (or as may otherwise be agreed upon by Landlord and Tenant) pursuant to a schedule to be coordinated between Landlord and Tenant. Section 5 of the Second Amendment relating to Landlord’s New Work and Landlord’s New Contribution is hereby deleted.

5.Tenant Percentage. From and after July 1, 2022, Tenant’s Percentage shall be 72.2%.

6.Landlord Representation. Landlord represents to Tenant that no Superior Mortgage affects the Property as of the date of this Third Amendment, and that it holds fee title to the Property.

7.Affirmation. Except as herein amended, the Lease is ratified and affirmed.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment under seal as of the date first set forth above.

LANDLORD:
ABP Borrower Inc.
By: The RMR Group LLC, its agent
By: /s/ Jennifer F. Francis Jennifer F. Francis Executive Vice President

TENANT:
Five Star Senior Living Inc.
By: /s/ Katherine E. Potter Name: Katherine E. Potter Title: President and Chief Executive Officer
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